Exhibit 5

Legal Opinion

March 6, 2002

Univercell Holdings, Inc.

1 Randall Avenue

Pikesville, MD 21208

Gentlemen:

With respect to the Registration Statement on Form S-8 of Univercell Holdings, Inc. (the “Company”) in connection with the registration of 925,000 shares of common stock, par value $.0001, (“Common Stock”) which have been reserved for issuance pursuant to certain agreements, copies of which are annexed to the Registration Statement on Form S-8, we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of such agreements will be duly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.

This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

Raice Paykin & Krieg LLP

By: /s/ David C. Thomas

David C. Thomas